Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove Chief Financial Officer -or- Lori Novickis Director, Corporate Relations CBIZ, Inc. Cleveland, Ohio (216) 447-9000
CBIZ TO BUY SHARES FROM FOUNDER
COMPANY AMENDS ITS $275 MILLION UNSECURED CREDIT FACILITY
Cleveland, Ohio (September 15, 2010)-CBIZ, Inc. (NYSE:CBZ)(“Company”) today announced that it has entered into an agreement with Westbury (Bermuda) Ltd. (“Westbury”), a company organized by CBIZ founder Michael G. DeGroote, to purchase approximately 7.7 million shares of the Company’s common stock at a price of $6.25 per share. The Company also agreed to purchase an option expiring on September 30, 2013 to purchase up to approximately 7.7 million shares of the Company held by Westbury at a price of $7.25 per share.
Westbury, the Company’s largest shareholder prior to the consummation of the transaction, has agreed to the sale and option arrangements with respect to its entire ownership interest in the Company as part of a program to facilitate Mr. DeGroote’s estate planning. Prior to the sale, Westbury’s holdings of approximately 15.4 million shares of the Company represented approximately 25% of the total shares outstanding of CBIZ.
Concurrently, the Company today also announced that it has amended its $275 million unsecured credit facility led by Bank of America, NA. The amendment provides the Company with the flexibility to purchase Westbury’s shares, to address a variety of options to refinance its Convertible Notes due in June of 2011, and to continue its strategic growth strategy which includes future acquisitions.
“We are pleased with our unique national position in the professional services marketplace and the underlying health of our business which enabled us to accommodate this transaction with Mr. DeGroote,” stated Steven Gerard, CBIZ Chairman and CEO. “We will continue to be opportunistic with our use of capital to create long-term value for the CBIZ shareholder. Our cash flow continues to be strong and we remain focused on our growth goals by focusing on strategic acquisitions that will complement the organic growth of our business. To reiterate our earlier guidance for 2010, we continue to expect to achieve earnings per share for the full year within a close range of the $0.52 per share reported for 2009 and full year EBITDA this year within a close range of the $85 million achieved in 2009,” concluded Gerard.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

The share purchase transaction is expected to close today, September 15, 2010, and providing for the purchase of the shares and the related option, the level of debt outstanding on the Company’s bank credit facility is expected to be approximately $170 million. As a result of this transaction, the fully diluted weighted average share count is expected to be approximately 59.5 million shares at year-end 2010 and approximately 55.0 million shares at year-end 2011. The accretive impact of this transaction is expected to be approximately $0.04 per share in 2011.
Michael G. DeGroote, CBIZ founder stated, “Over the 14 years that I have been a major shareholder of CBIZ, I have watched with pride the continued growth and many accomplishments attained by the Company and I am pleased to have been part of the formation of what has become a strong well positioned professional services company today. However, at age 77, I am looking to realign assets and this transaction will assist me to accomplish this. I continue to be supportive of the CBIZ management team’s efforts and I believe the future prospects for CBIZ are very bright.”
CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting and tax, internal audit, merger and acquisition advisory, and valuation services. Employee services include group benefits, property and casualty insurance, retirement plan consulting, payroll, HR consulting and wealth management. CBIZ also provides outsourced technology staffing support services, healthcare consulting and medical practice management. As one of the largest benefits specialists and one of the largest accounting, valuation and medical practice management companies in the United States, the Company’s services are provided through more than 150 Company offices in 36 states.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007